As filed with the Securities and Exchange Commission on August 23, 2007

Registration No. 333-143560

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DEXCOM, INC.
(Exact name of Registrant as specified in its charter)

Delaware	33-0857544
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5555 Oberlin Drive

San Diego, California 92121
(858) 200-0200
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Terrance H. Gregg

President and Chief Executive Officer

DexCom, Inc.

5555 Oberlin Drive

San Diego, California 92121
(858) 200-0200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert A. Freedman, Esq.
John D. Lister, Esq.
Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, California 94041
(650) 988-8500

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

Explanatory Note

The Registrant has prepared this amendment solely to file certain exhibits. No changes have been made to the prospectus that forms Part I of this Registration Statement, and accordingly, such prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses payable by us in connection with the sale and distribution of the securities being registered hereby. We are paying all of the selling securityholders’ expenses related to this offering, except that the selling securityholders will pay any applicable broker’s commissions and expenses. All amounts are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$1,842
Legal fees and expenses	50,000
Accounting fees and expenses	10,000
Printing fees and expenses	2,500
Miscellaneous	15,000

Total	$79,342

ITEM 15. Indemnification of Officers and Directors.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

As permitted by the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•                for any breach of the director’s duty of loyalty to the Registrant or its stockholders,

•                for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

•                under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases), or

•                for any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Registrant’s restated bylaws provide that:

•                the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions,

•                the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law,

•                the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions, and

•                the rights conferred in the bylaws are not exclusive.

The Registrant has entered into Indemnification Agreements with its directors and officers to provide such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections.  At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought.

The Registrant has directors’ and officers’ liability insurance for securities matters.

ITEM 16. Exhibits.

The following exhibits are filed herewith or incorporated by reference herein:

		Incorporated by Reference
				Date of
Exhibit			File	First	Exhibit
Number	Exhibit Description	Form	No.	Filing	Number
4.01	Registrants’ Restated Certificate of Incorporation.	S-1	333-122454	February 1, 2005	3.01
4.02	Registrant’s Restated Bylaws.	S-1/A	333-122454	March 3, 2005	3.05
4.03	Form of Specimen Certificate for Registrant’s common stock.	S-1/A	333-122454	March 24, 2005	4.01
4.04	Second Amended and Restated Investors’ Rights Agreement, dated December 30, 2004.	S-1	333-122454	February 1, 2005	4.02
4.05	Form of Rights Agreement, between DexCom, Inc. and American Stock Transfer & Trust Company, including the Certificate of Designations of Series A Junior Participating Preferred Stock, Summary of Stock Purchase Rights and Forms of Right Certificate attached thereto as Exhibit A, B and C, respectively.	S-1/A	333-122454	March 24, 2005	4.03
4.06	Indenture, dated as of March 9, 2007, between DexCom, Inc. and Wells Fargo Bank, National Association as trustee (including form of 4.75% Convertible Senior Note due 2027).	8-K	000- 51222	March 12, 2007	4.01
4.07	Registration Rights Agreement, dated as of March 9, 2007, between DexCom, Inc. and Piper Jaffray & Co.	8-K	000- 51222	March 12, 2007	4.02
5.01*	Opinion of Fenwick & West LLP.
12.01*	Statement regarding computation of earnings to fixed charges.
23.01*	Consent of Fenwick & West LLP, (included in Exhibit 5.01).
23.02**	Consent of Independent Registered Public Accounting Firm.
24.01**	Power of Attorney.
25.01**	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wells Fargo Bank, National Association, trustee under the Indenture.

*      Filed herewith

**   Previously filed

ITEM 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      to include any prospectus required by Section 10(a)(3) of the Securities Act,

(ii)     to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on August 23, 2007.

DEXCOM, INC.

By:	/s/ Terrance H. Gregg
Terrance H. Gregg
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Terrance H. Gregg	Chief Executive Officer, President and Director (Principal Executive Officer)	August 23, 2007
Terrance H. Gregg

/s/ Jess Roper	Chief Financial Officer (Principal Financial Officer)	August 23, 2007
Jess Roper

/s/ Donald L. Lucas	Chairman	August 23, 2007
Donald L. Lucas

/s/ Kim Blickenstaff		August 23, 2007
Kim Blickenstaff	Director

/s/ Sean Carney		August 23, 2007
Sean Carney	Director

August 23, 2007
Donald A. Lucas	Director

August 23, 2007
Glen Nelson	Director

August 23, 2007
Andrew P. Rasdal	Director

/s/ Jay Skyler		August 23, 2007
Jay Skyler	Director

		Incorporated by Reference
				Date of
Exhibit			File	First	Exhibit
Number	Exhibit Description	Form	No.	Filing	Number
4.01	Registrants’ Restated Certificate of Incorporation.	S-1	333-122454	February 1, 2005	3.01
4.02	Registrant’s Restated Bylaws.	S-1/A	333-122454	March 3, 2005	3.05
4.03	Form of Specimen Certificate for Registrant’s common stock.	S-1/A	333-122454	March 24, 2005	4.01
4.04	Second Amended and Restated Investors’ Rights Agreement, dated December 30, 2004.	S-1	333-122454	February 1, 2005	4.02
4.05	Form of Rights Agreement, between DexCom, Inc. and American Stock Transfer & Trust Company, including the Certificate of Designations of Series A Junior Participating Preferred Stock, Summary of Stock Purchase Rights and Forms of Right Certificate attached thereto as Exhibit A, B and C, respectively.	S-1/A	333-122454	March 24, 2005	4.03
4.06	Indenture, dated as of March 9, 2007, between DexCom, Inc. and Wells Fargo Bank, National Association as trustee (including form of 4.75% Convertible Senior Note due 2027).	8-K	000- 51222	March 12, 2007	4.01
4.07	Registration Rights Agreement, dated as of March 9, 2007, between DexCom, Inc. and Piper Jaffray & Co.	8-K	000- 51222	March 12, 2007	4.02
5.01*	Opinion of Fenwick & West LLP.
12.01*	Statement regarding computation of earnings to fixed charges.
23.01*	Consent of Fenwick & West LLP, (included in Exhibit 5.01).
23.02**	Consent of Independent Registered Public Accounting Firm.
24.01**	Power of Attorney. (see page II-4)
25.01**	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wells Fargo Bank, National Association, trustee under the Indenture.

*      Filed herewith

**   Previously Filed